MERRILL LYNCH GLOBAL TECHNOLOGY FUND, INC

FILE # 811-8721

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
02/08/01	KPMG Consulting	$10,746,000.	$2,024,676,000.	Goldman, Morgan Stanley and Bear Stearns

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